Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter, this “Agreement”) is entered into and becomes effective as of April 3, 2023 (hereinafter, the “Effective Date”) by and between One Stop Systems, Inc. (hereinafter “OSS” or “Employer” or “Company”), and David Raun (hereinafter “Executive”).

RECITALS

WHEREAS, the Company is a corporation and is doing business in the State of California;

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer (“CEO”) pursuant to the Employment Agreement between the Company and Executive, dated June 24, 2020, as amended by that Amendment to Employment Agreement, dated July 15, 2020 (together, the “Original Employment Agreement”); and

WHEREAS, the Company and Executive now desire to amend and restate the Original Employment Agreement in full in order to modify certain terms and conditions thereof in anticipation of Executive’s resignation as CEO of the Company, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Employment. OSS hereby engages Executive to serve as its President and CEO, and Executive hereby accepts such an engagement upon the terms and conditions set forth herein.

2. Term. The term of this Agreement shall begin on the Effective Date stated above and shall remain in effect until the earlier of (i) June 24, 2023 and (ii) the first day on which a different individual commences his or her employment as CEO of the Company, unless terminated pursuant to Section 10. If the Agreement is not terminated pursuant to Section 10, the Board of Directors of the Company (hereinafter, the “Board”) may extend the term of the agreement by a minimum of one (1) week, subject to written approval of Executive, by providing Executive written notice of the Board’s election to do so at least fourteen (14) days prior to the end of the then existing term of the Agreement.

3. Duties. Executive is employed to serve as the President and CEO and shall perform such duties as are customarily performed by a President and CEO, and such other duties as the Board assigns from time to time. Executive acknowledges that he is accountable to—and reports to—the Board, who will be Executive’s supervisor, generally communicating through its Chairperson. As part of Executive’s duties, Executive acknowledges and understands that: (a) Executive will devote his utmost knowledge and best skill to the performance of his duties; (b) Executive shall devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness; (c) Executive shall take reasonable steps to prepare for, and aid in, the transition of the CEO role from Executive to the successor CEO appointed by OSS, and shall provide the new CEO with all information that such new CEO may reasonably require to perform his duties to the OSS in such role; and (d) Executive will not engage in any other gainful occupation which requires his personal attention without prior consent of OSS, with the exception that Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit. Executive is permitted to remain on any outside boards of directors he sat on as of the Effective Date, and may join other outside board(s) of directors, with prior consent of OSS, which consent will not unreasonably be withheld. In performing his duties hereunder, Executive shall support and implement the business, operational and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the Board.

4. Personnel Policies and Procedures. OSS shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Executive agrees to comply with the policies and procedures of OSS. To the extent any provisions in OSS’ personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

5. Compensation.

a. Salary. During the term of this Agreement, Executive shall be paid a salary that is equivalent to Three Hundred Fifty-Nine Thousand Dollars ($359,000) per year, less any required withholdings and deductions (hereinafter “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive will receive Executive’s Base Salary incrementally in semi-monthly payments on the Company’s regular payroll dates. Executive’s Base Salary (and Annual Bonus) are subject to annual review by the Board and may be changed from time to time in the Company’s discretion.

b. Retention Bonus. Executive shall be entitled to receive a retention bonus that is equivalent to fifty percent (50%) of his then annual Base Salary, prorated on a daily basis from January 1, 2023 through the termination date.

c. Discretionary Equity Incentives. Executive shall be eligible to receive, at the sole discretion of the Board, a performance-based grant of two hundred and one thousand (201,000) Restricted Stock Units (“RSUs”) pursuant to the Equity Incentive Plan (collectively, the “Incentive RSUs”). The Board shall make the determination, on or before June 1, 2023, as to whether to grant Executive the Incentive RSUs. The discretionary Incentive RSUs, if granted to Executive, shall vest at a rate of 183.5 RSUs per day, commencing February 2, 2023 and ending as of the termination date. Any Incentive RSUs that remain unvested as of the termination date shall be forfeited and cancelled and Executive shall have no rights with respect to such Incentive RSUs. Notwithstanding the foregoing, during the term of this Agreement, any unvested RSUs held by Executive, including both RSUs previously granted to Executive and the Incentive RSUs, shall automatically vest immediately prior to the consummation of a Change in Control.

For purposes of this Agreement, the following terms shall have the meanings given:

“Change in Control” shall have the meaning ascribed to it in Section 2(e) of the Equity Incentive Plan; provided, however, that a merger or other transaction effected solely for the purpose of changing the domicile of the Company shall not constitute a “Change in Control” for purposes of this Agreement.

“Equity Incentive Plan” means that certain 2017 Equity Incentive Plan established by the Company for the benefit of employees, officers, directors and consultants of the Company.

6. Fringe Benefits.

a. Vacation. Executive shall not accrue any vacation, but shall be entitled to take unlimited vacation during the term of this Agreement, pursuant to the terms of Employer’s unlimited vacation policy, so long as the vacation time does not interfere with the Executive’s ability to complete his corporate obligations, and only for time off for vacation and personal days, and not for other purposes covered by leave of absence and paid sick leave policies.

b. Medical and Dental Insurance and Paid Sick Leave . Executive shall receive medical and dental insurance benefits and paid sick leave as set forth in the Employee Handbook for full-time employees. Executive shall be responsible for paying for any premiums for medical and dental insurance for any beneficiaries that he desires to be covered. Executive will be deemed to receive income attributable to the benefits provided pursuant to this Section in accordance with and to the extent required by applicable law and Internal Revenue Service regulations, and shall be responsible for any and all applicable tax liability arising from such benefits. The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its Executive benefits, and Executive policies and procedures, in whole or in part, at any time with or without notice.

c. Retirement Benefits. Executive shall receive retirement benefits (defined benefit contribution (401K) and pension plan) as set forth in the Employee Handbook.

7. Business Expenses. OSS shall reimburse Executive for reasonable and necessary expenses incurred by Executive in the ordinary course of business for OSS, in accordance with OSS’ policies and procedures.

8. Location. Executive’s principal place of employment shall be the Company’s facility in Escondido, California, provided that Executive will be required to travel from time to time to other locations in connection with the Company’s business.

9. Travel Expense. The Company will reimburse Executive for travel-related expenses incurred by Executive when traveling on Company business; provided, however, the aggregate reimbursement amount payable by the Company shall not exceed $48,000 for 2023.

10. Termination. This Agreement and the employment of Executive shall terminate prior to its expiration date (as set forth in Section 2, above) under any of the following conditions:

a. The death of Executive.

b. The complete disability of Executive (“Complete Disability”), which means Executive’s inability to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

c. Upon receipt by Executive of written notice from OSS that Executive’s employment is being terminated for “good cause.” OSS has “good cause” to terminate Executive’s employment if:

i. Executive fails or refuses to faithfully and diligently perform the usual and customary duties of his employment which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Executive; or

ii. Executive fails or refuses to comply with the material policies, standards and/or rules of Employer which from time to time may be established; or

iii. Executive fails or refuses to act in accordance with any lawful direction or order of Employer; or

iv. It is determined that Executive has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of Employer; including, but not limited to, theft or misappropriation of Employer’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being convicted of a felony; or

v. Executive violates any term or condition of this Agreement.

d. Upon receipt by Executive of written notice from OSS that Executive’s employment is being terminated for “other than good cause”;

e. Upon sixty (60) days’ written notice by Executive that he is resigning his employment from OSS.

f. Upon sixty (60) days’ written notice by Executive that he is resigning his employment for “Good Reason”, as defined in Section 11 below; and

g. Upon the term of the Agreement expiring pursuant to Section 2 above, unless otherwise agreed in writing by the parties.

11. Good Reason. “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material adverse change in Executive’s duties, authority or responsibilities relative to the duties, authority or responsibilities in effect immediately prior to such reduction, the removal of Executive as President and CEO of the Company; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when Executive retains a similar position with a subsidiary of the acquiring entity following a Change of Control, but Executive does not hold the same position in the acquiring entity) shall not constitute “Good Reason”; and, provided, further that Executive’s removal from the Board shall not constitute “Good Reason;” (ii) a material diminution in Executive’s base compensation; or (iii) a material breach by the Company of its obligations under this Agreement; provided, however, that, such termination by Executive shall only be deemed for “Good Reason” pursuant to the foregoing definition if: (A) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive voluntarily terminates Executive’s employment within sixty (60) days following the end of the Cure Period pursuant to Section 10(f) above.

12. Compensation Upon Termination.

a. For Good Cause. In the event Executive is terminated for good cause as defined in Section 10(c) above, he shall receive notice that his employment is terminated and shall receive regular, unpaid wages, expenses and other money due to Executive through the termination date. Executive is entitled to no other severance compensation when he is terminated for good cause as defined in Section 10(c) above.

b. For Other Than Good Cause. In the event Executive’s employment is terminated for other than good cause as defined in Section 10(d) above, or he resigns for good reason as set forth in Section 10(f) and 11 above, Employer shall pay Executive all Base Salary, earned through the date of termination, less standard deductions and withholdings, and any unreimbursed expenses incurred in accordance with Company policy. In addition, upon Executive signing and returning an effective severance agreement, waiver and release of claims in substantially the form attached hereto as Exhibit A (hereinafter “Release and Waiver”), within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, Executive shall be entitled to: (1) separation payments in an aggregate amount of twelve (12) months of Executive’s then-current Base Salary, paid to Executive on the Company’s regular paydays, subject to standard payroll deductions and withholdings, with the first such payment being made, subject to Section 12(b) below, on the first payday following the date the Release and Waiver becomes effective (it being understood that such first payment shall include any amounts otherwise payable hereunder on paydays that occur prior to the date the Release and Waiver becomes effective); and (2) provided that Executive timely elect such coverage, the continuation of Executive’s group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event Executive becomes eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately; and (3) except with respect to any unvested Incentive RSUs (which shall be automatically forfeited and cancelled as of the termination date, as set forth in Section 5(c)), all other unvested RSUs that are scheduled to vest within twelve (12) months from the date of termination shall be accelerated to vest effective as of the date of termination. For avoidance of doubt, all unvested RSUs that are scheduled to vest more than twelve (12) months from the date of termination shall be forfeited and canceled as of the date of termination and Executive shall have no rights with respect to such RSUs; provided, however, that with respect to that tranche of unvested RSUs held by Executive that is scheduled to vest on August 3, 2024, the Company hereby agrees to prorate (and accelerate) the vesting of that portion of such tranche that would otherwise vest within twelve (12) months of the termination date if vesting of the RSUs in such tranche were to vest on a daily basis (as opposed to a six (6) month basis). In the event Executive pursues a claim for breach of contract, Executive agrees that the maximum damage that Executive may recover for breach of contract is twelve (12) months’ salary at his then current wage level, twelve (12) months’ COBRA premiums and the value of twelve (12) months of accelerated vesting of RSUs, as that is the maximum Executive may recover pursuant to the provisions of this Section. The payments described in this Section 12(b) are collectively referred to as “Severance Benefits.”

c. Death or Permanent Disability. In the event Executive dies or becomes Completely Disabled as defined in this Agreement, OSS’ obligations hereunder shall terminate after paying Executive any compensation owed through the last day he worked, including any bonus that has been earned but not yet paid to Executive.

d. Resignation. Executive may resign by providing sixty (60) days’ advance notice of the termination of the Agreement as defined in Section 10(e), and shall be paid for the remainder of the time he continues to be employed at OSS, up to a maximum of sixty (60) days, plus any unpaid expenses and other money due to Executive.

e. Expiration of Term. If Executive’s employment terminates due to the expiration of the then current term of the Agreement, OSS’s obligations hereunder shall terminate after paying Executive regular, unpaid wages through the termination date, plus any unpaid expenses and any other money due to Executive. In addition, upon Executive signing and returning an effective Release and Waiver within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, Executive shall be entitled to the Severance Benefits specified in Section 12(b), above.

13. Application of Internal Revenue Code Section 409A.

a. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). To the extent required by Section 409A, Severance Benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments shall be delayed until the earlier of (i) twelve (12) months and one day after Executive’s separation from service, or (ii) Executive’s death.

b. Executive shall receive Severance Benefits only if Executive executes and return to the Company the Release and Waiver no later than forty-five (45) days following Executive’s termination date, and permits the Release and Waiver to become effective in accordance with its terms (such latest permitted date, the “Release and Waiver Deadline”). If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which Executive separates from service, the Release and Waiver will not be deemed effective any earlier than the Release and Waiver Deadline. None of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release and Waiver, all amounts will be paid in accordance with Section 12(b) above.

c. The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

14. Limitation on Payments.

a. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

b. Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

c. Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

d. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 13(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 13(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) Section 13(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

15. Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between OSS and Executive concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the Federal Arbitration Act, as follows. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.

a. Claims Covered by the Agreement. Executive and OSS mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that OSS may have against Executive or that Executive may have against OSS or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated company or corporation (collectively referred to as “OSS”), relating to, resulting from, or in any way arising out of Executive’s employment relationship with OSS and/or the termination of Executive’s employment relationship with OSS, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for penalties or premium pay; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, those relating to performance or reputation); claims for discrimination, harassment, and/or retaliation (including, but not limited to, race, religious creed (which includes religious dress and grooming practices), color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex (which includes pregnancy, childbirth, breastfeeding, and related medical conditions), gender, gender identity, gender expression, age, sexual orientation, military or veteran status, or any other consideration made unlawful by federal, state or local laws, ordinances, or regulations); claims for violation of any leaves of absence or accommodations laws; claims for wrongful termination or whistleblowing; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for violation of trade secret, proprietary, or confidential information laws; claims for unfair business practices; claims for invasion of privacy; and claims for violation of any public policy, federal, state, or other governmental law, statute, regulation, or ordinance.

b. Claims Not Covered by the Agreement. Claims Executive may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes, unemployment compensation benefits, or claims under the Private Attorney General Act of 2004 (“PAGA”), California Labor Code Sections 2699 et seq.) are not covered by this Agreement.

c. Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by Executive by serving or mailing a written notice to the Chairperson of the Board of OSS. Arbitration may be initiated by OSS by serving or mailing a written notice to Executive at his or her last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

d. Arbitration Procedures.

i. After demand for arbitration has been made by serving written notice under the terms of Section 15(c) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the office of Judicial Arbitration and Mediation Services (“JAMS”) located in San Diego, California. The arbitrator shall be selected from the JAMS panel and the arbitration shall be conducted pursuant to JAMS policies and procedures. All rules governing the arbitration shall be the rules as set forth by JAMS. If the dispute is employment-related, the dispute shall be governed by JAMS’ then current version of the national rules for the resolution of employment disputes. JAMS’ then applicable rules governing the arbitration may be obtained from JAMS’ website which currently is www.jamsadr.com.

ii. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

iii. Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 15(d) (ii) of this Agreement.

iv. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of JAMS, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

e. Construction. These arbitration provisions shall be construed and enforced pursuant to the FAA. The Arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of these arbitration provisions, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Any disputes regarding the enforceability or validity of these arbitration provisions shall be resolved as if the Arbitrator or other decision-maker, if any, is acting as a federal district court judge applying the FAA and its precedent.

f. Application for Emergency Injunctive and/or Other Equitable Relief. Claims by OSS or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be submitted to JAMS for emergency treatment. The parties agree that the JAMS administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only. The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief. The hearing officer shall conform his consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.

g. Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

h. Place of Arbitration. The arbitration will be at a mutually convenient location that must be within 50 miles of Executive’s last company employment location. If the parties cannot agree upon a location, then the arbitration will be held at JAMS’ office nearest to Executive’s last employment location.

i. Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. OSS shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Executive would be required to bear if the action were brought in court.

j. Waiver Of Jury Trial/Exclusive Remedy. Executive and OSS knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

k. Waiver of Representative/Class Action Proceedings. Executive and OSS knowingly and voluntarily agree to bring any claims governed by this Agreement in his/its individual capacity and not as a plaintiff, class member or representative in any purported class or representative action. They further agree to waive any right to participate in any representative or class action proceeding related to any claims governed by this Agreement. OSS and Executive also agree that the arbitrator may not consolidate more than one individual’s claims, and may not otherwise preside over any form of representative or class action proceeding, including, but not limited to, any representative action under California Business and Professions Code Sections 17200 et seq. For purposes of this Agreement, the term “representative” used in this section specifically excludes any claims, causes of action, or actions brought under PAGA (“PAGA claims”).

Accordingly, any PAGA claims must be pursued in the appropriate court of law. However, if either Executive or OSS have other claims or actions against each other covered by this Agreement, then they agree that those non-PAGA claims must first be pursued in arbitration, regardless of which claims or actions were filed first. The pending court PAGA action shall be stayed pending full and final resolution of the arbitration pursuant to California Code of Civil Procedure Section 1281.2 and related law.

16. Certain Covenants.

a. Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an executive, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the business of the Company in such county, city or part thereof, so long as the Company or any successors in interest to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

b. Confidential Information. Executive and the Company have entered into the Company’s standard Executive proprietary Inventions and Invention Assignment Agreement, or such similar document as commonly used by the Company (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

c. Solicitation of Executives. Executive shall not during the term of Executive’s employment and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 12 above (regardless of whether Executive receives such severance benefits in a lump sum payment) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company, any executive of the Company.

d. Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 16 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

i. Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

ii. Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

e. Board Nomination. The Board shall nominate Executive for election to serve as a director of the Board at the Company’s 2023 Annual Meeting of Stockholders. The obligations set forth in this Section 9(e) shall survive termination of this Agreement; provided, however, that if Executive’s employment is terminated for good cause, as defined in Section 10(c) above, in advance of the Company’s 2023 Annual Meeting of Stockholders, then the obligations set forth in this Section shall terminate effective as of the date of termination.

f. Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

g. Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

17. Restriction on Use of Confidential Information.

a. Nondisclosure. Executive will not publish or disclose or allow to be published or disclosed, Confidential Information to any person who is not an employee of OSS unless such disclosure is necessary to the performance of Executive’s obligations under this Agreement.

b. Surrender Upon Termination of Agreement. Upon termination of this Agreement for any reason, Executive will surrender to OSS all documents and materials in his possession and/or control which contain Confidential Information. Executive further agrees to return any and all other documents, materials, computer disks, or other items or property provided to Executive by OSS during the term of this Agreement upon the termination of this Agreement for any reason.

c. Prohibition Against Unfair Competition. Executive will not use any Confidential Information to engage in competition with OSS at any time during the term of this Agreement or after the termination of this Agreement for any reason.

18. Solicitation of Employees.

a. Information About Other Employees. Executive may be called upon to work closely with employees of OSS in performing services under this Agreement. All information about such employees which becomes known to Executive during the course of this Agreement, and which is not otherwise known to the public, including compensation or commission structure, is Confidential Information of OSS and shall not be used by Executive in soliciting employees of OSS at any time during or after termination the termination of this Agreement.

b. Solicitation of Employees Prohibited. During the term of this Agreement, Executive shall not, directly or indirectly ask or encourage any employee(s) of OSS to leave their employment with OSS, or solicit any employee(s) of OSS for employment elsewhere.

19. Representation Concerning Prior Agreements. Executive represents to OSS that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect this Agreement. Executive further represents that he can fully perform the duties under this Agreement without violating any obligations Executive may have to any other company or person, including but not limited to, misappropriating any confidential information acquired from a company or person and agrees that he has not and will not misappropriate any confidential information acquired from a company or person. Executive agrees that he will indemnify and hold OSS harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

20. Violations of Confidential Information, Solicitation and Written Material Clauses. Executive agrees and acknowledges that the violation of any of the provisions contained in Section 16 through 19 hereof would cause irreparable injury to OSS, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that OSS shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Such relief may be obtained based on the procedure set forth in Section 15(d) above.

21. Successors and Assigns. The rights and obligations of OSS under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of OSS. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

22. Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance to the laws of the State of California.

23. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

24. Separate Terms. Each term, condition, covenant or provision of this Agreement shall be reviewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

25. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

26. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his residence in the case of Executive, or hand delivered to Executive, or to its principal office in the case of OSS.

27. Entire Agreement. Executive acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with OSS concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with OSS or any agent thereof. Executive understands that no representative of OSS has been authorized to enter into any Agreement or commitment with Executive, which is inconsistent in any way with the terms of this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated: April 3, 2023	/s/ David Raun
David Raun

Dated: April 3, 2023	One Stop Systems, Inc.

/s/ Kenneth Potashner
By: Kenneth Potashner
Title: Chairman of the Board

EXHIBIT A

Form of Release and Waiver